As filed with the Securities and Exchange Commission on June 13, 2007
Registration No. 333-42385

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under The Securities Act Of 1933

AFFILIATED COMPUTER SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0310342 (I.R.S. employer identification number)
2828 North Haskell Avenue
Dallas, Texas 75204
(Address, including zip code, of principal executive offices)

Affiliated Computer Services, Inc. 2007 Equity Incentive Plan
(Full title of the Plan)

William L. Deckelman, Jr., Esq.
Executive Vice President, Secretary and General Counsel
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
(214) 841-6111 (phone)
(Name, address and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
		Offering Price per	Proposed Maximum Aggregate Offering	Amount of
Title of Securities to be Registered	Amount to be Registered (1)	Share (2)	Price (2)	Registration Fee
Class A Common Stock, par value $0.01 per share	15,000,000	$57.745	$866,175,000	$26,591.57 (2)
Class A Common Stock Purchase Rights	(3)	N/A (3)	N/A (3)	N/A (3)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Act”), this Registration Statement includes any additional shares of the registrant’s Class A Common Stock that may be issued pursuant to anti-dilution provisions contained in the 2007 Equity Incentive Plan and a Class A Common Stock purchase right that is attached to each share of Class A Common Stock. Pursuant to Rule 416(c) under the Act, there is also being registered an indeterminate number of plan interests to be offered or sold pursuant to the plans.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) under the Act, the offering price and registration fee are based on a price of $57.745 per share, which price is an average of the high and low prices of the Class A Common Stock as reported by the New York Stock Exchange on June 7, 2007.

(3)	The rights to purchase Class A Common Stock are attached to and trade with the Class A Common Stock. No additional registration fee is required pursuant to Rule 457(g) under the Act since no additional consideration will be received for the rights and the rights are being registered in the same registration statement as the securities being offered pursuant to the rights.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     This registration statement registers 15,000,000 shares of Class A common stock, $0.01 par value (the “Shares”), of Affiliated Computer Services, Inc. (the “Company”, “we”, “our” or “us”) that may be issued and sold under the Affiliated Computer Services, Inc. 2007 Equity Incentive Plan (the “Plan”), including the Class A common stock purchase rights that are attached to and trade with the Class A common stock and any additional shares which may be issued under the Plan as a result of a stock split, stock dividend or other anti-dilution provision.
     As specified in General Instruction C of Form S-8, until we meet the registrant requirements for the use of Form S-3, the amount of securities to be reoffered or resold under the Resale Prospectus by each selling stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e).
Item 1. Plan Information
     This Registration Statement includes two forms of prospectus. The documents constituting the prospectus under Part I of this Registration Statement (the “Plan Prospectus”) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The second prospectus (the “Resale Prospectus”) may be used in connection with reoffers and resales, made on a delayed or continuous basis in the future, as provided in Rule 415 under the Securities Act, of shares of Class A common stock of the Company acquired by Plan participants who are our “affiliates” as such term is defined in Rule 405 under the Securities Act, which shares constitute “control securities” as such term is defined in General Instruction C to Form S-8. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information
     Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Plan Prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed in writing or by telephone to Affiliated Computer Services, Inc., Attention: William L. Deckelman, Jr., Executive Vice President, Secretary and General Counsel, 2828 North Haskell Avenue, Dallas, Texas 75204; telephone: (214) 841-6111.

RESALE PROSPECTUS
15,000,000 SHARES OF CLASS A COMMON STOCK
AFFILIATED COMPUTER SERVICES, INC.
2828 NORTH HASKELL AVENUE
DALLAS, TEXAS 75204
(214) 841-6111
     This Resale Prospectus relates to the offer and sale of up to 15,000,000 shares of our Class A common stock from time to time by selling stockholders of shares of our Class A common stock. The Class A common stock is issuable to the selling stockholders from time to time under the Plan.
     Our Class A common stock is traded on the New York Stock Exchange under the symbol “ACS.” On June 7, 2007, the closing price of a share of our common stock on the New York Stock Exchange was $57.34 per share.
     We will not receive any of the proceeds from the sales by the selling stockholders. The Class A common stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers on the New York Stock Exchange, or any other market or exchange on which the Class A common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
     Upon any sale of the Class A common stock, by a selling stockholder and participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act, and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Resale Prospectus.
     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS RESALE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     The date of this Resale Prospectus is June 13, 2007.

     You should rely only on the information contained in this Resale Prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this Resale Prospectus. The selling stockholders are offering to sell shares of Class A common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Resale Prospectus is accurate only as of the date of this Resale Prospectus, regardless of the time of delivery of this Resale Prospectus or of any sale of the common stock.
WHERE YOU CAN FIND MORE INFORMATION
     We file proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at (202) 551-8090 for more information on its public reference rooms. Our SEC filings are also available to the public for a fee from commercial document retrieval services and free of charge at the web site maintained by the SEC at http://www.sec.gov. We also provide access to these reports on our web site at www.acs-inc.com. Information on our web site is not incorporated by reference in this Resale Prospectus.
     Our Class A common stock is traded on the New York Stock Exchange and, therefore, the information we file with the SEC may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.
     We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register with the SEC the resale of the shares of our Class A common stock described in this Resale Prospectus. This Resale Prospectus is part of that Registration Statement and provides you with a general description of the Shares being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the Shares being registered.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this Resale Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Resale Prospectus, except for information superseded by this prospectus. This Resale Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.
     (1) Annual Report on Form 10-K/A for the year ended June 30, 2006, filed on February 1, 2007;
      (2) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, filed on January 23, 2007; December 31, 2006, filed on February 14, 2007; and March 31, 2007, filed on May 10, 2007;
      (3) Current Reports on Form 8-K, filed on July 7, 2006, July 10, 2006, July 19, 2006, August 7, 2006, August 9, 2006, August 15, 2006, August 17, 2006, September 7, 2006, September 14, 2006, September 20, 2006, September 27, 2006, September 28, 2006, October 4, 2006, October 12, 2006, October 31, 2006, November 1, 2006, November 14, 2006, November 27, 2006, December 13, 2006, December 19, 2006, December 22, 2006, December 29, 2006, January 5, 2007, January 24, 2007, January 26, 2007, February 13, 2007, February 16, 2007, March 8, 2007, March 20, 2007, March 22, 2007, March 26, 2007, April 23, 2007, May 1, 2007, May 2, 2007, May 4, 2007, June 1, 2007, June 4, 2007 and June 11, 2007;*
     (4) The updated description of our Class A common stock, contained in our Registration Statement on Form 8-A12B/A, filed September 26, 1994, including any amendment or report filed for the purpose of updating such description; and
     (5) The updated description of securities contained in our Registration Statement on Form 8-A12G, filed on August 21, 1997, including any amendment or report filed for the purpose of updating such description.

*	All documents filed by Affiliated Computer Services, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.
     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge. Any person to whom this Resale Prospectus is delivered may obtain documents incorporated by reference into this Resale Prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents, by requesting them in writing or by telephone from:
Affiliated Computer Services, Inc.
Attention: William L. Deckelman, Jr.
Executive Vice President, Secretary and General Counsel
2828 North Haskell Avenue
Dallas, Texas 75204
Telephone: (214) 841-6111

NOTE REGARDING FORWARD LOOKING STATEMENTS
     This Resale Prospectus and the documents incorporated by reference herein contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risk Factors.” In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.
RISK FACTORS
Any investment in our Class A common stock involves a high degree of risk. You should carefully consider the following information about risks, together with other information contained in this Resale Prospectus, before making an investment decision. Additional risks and uncertainties not known to us or that we now believe to be immaterial could also impair our business. If any of the following risks actually occur, our business, results of operations, financial condition and liquidity could be adversely affected. As a result, the market price of our Class A common stock could decline, and you may lose all or a part of your investment in the Class A common stock. Some of the risks that could cause our results to vary are discussed below.
We have issued debt and have a substantial uncommitted facility available to us. Our debt service cost could limit cash flow available to fund our operations, and may limit our ability to obtain further debt or equity financing.
On June 6, 2005, we completed a public offering of $250 million aggregate principal amount of 4.70% Senior Notes due June 1, 2010 and $250 million aggregate principal amount of 5.20% Senior Notes due June 1, 2015 (together, the “Senior Notes”).
On March 20, 2006, we and certain of our subsidiaries entered into a Credit Agreement with Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc., as Sole Lead Arranger and Book Runner, with Morgan Stanley Bank, SunTrust Bank, Bank of Tokyo-Mitsubishi UFJ, Ltd., Wachovia Bank National Association, Bank of America, N.A., Bear Stearns Corporate Lending and Wells Fargo Bank, N.A., as Co-Syndication Agents, and various other lenders and issuers (the “Credit Facility”). The Credit Facility provides for a senior secured term loan facility of $800 million, with the ability to increase it by up to $3 billion, under certain circumstances (the “Term Loan Facility”) and a senior secured revolving credit facility of $1 billion with the ability to increase it by up to $750 million (the “Revolving Facility”).
As of March 31, 2007, we have outstanding approximately $500 million of the Senior Notes and approximately $1.8 billion is drawn under our Credit Facility. Substantially all of our assets are pledged to secure our Credit Facility and our Senior Notes. If we are fully drawn under our Credit Facility (including the increase resulting from the accordion features of the Revolving Facility), the book value of our equity may be in a deficit position. The interest rates under the Credit Facility fluctuate with changes in the market rates and with changes in our leverage ratio. Thus, our debt service cost will increase as market interest rates increase and as our leverage ratio increases. It will be necessary to utilize cash flow from operating activities to fund debt service cost related to our indebtedness. If we fail to have sufficient cash flow to satisfy the debt service cost of our indebtedness, then we could default on our indebtedness, resulting in foreclosure on the assets used to conduct our business. In addition, reduction of our available cash flow may negatively impact our business, including our ability to make future acquisitions, ability to compete for customer contracts requiring upfront capital costs, and our ability to meet our other obligations. Further, the amount of our indebtedness and our reduction in available cash flow may limit our ability to obtain further debt or equity financing.
Alleged defaults and purported acceleration of our Senior Notes, if upheld in litigation, could have a negative impact on our cash flow and divert resources that could otherwise be utilized in our business operations.
     Certain holders of our Senior Notes have alleged that we have defaulted under our Senior Notes and have accelerated payment of the principal and accrued interest on the Senior Notes. We have taken the position that no default and no acceleration has occurred with respect to the Senior Notes or otherwise under the Indenture dated June 6, 2005 (the “Indenture”) between us and The Bank of New York Trust Company, N.A., which has been subsequently replaced as Trustee by Wilmington Trust Company (the “Trustee”), and filed a lawsuit against the Trustee in the United States District Court, Northern District of Texas, Dallas Division, seeking a declaratory judgment affirming our position. There can be no assurance of the outcome of that lawsuit. If a final judgment is rendered that there has been a default and acceleration has occurred, then we may have to pay the principal and accrued interest under the Senior Notes. While we do have availability under our Credit Facility to draw funds to repay the Senior Notes, there may be a decrease in our credit availability that could otherwise be used for other corporate purposes, such as acquisitions and share repurchases.
The complexity of regulatory environments in which we operate has increased and may continue to increase our costs.
     Our business is subject to increasingly complex corporate governance, public disclosure, accounting and tax requirements and environmental legislation that have increased both our costs and the risk of noncompliance. Because our Class A common stock and Senior Notes are publicly traded, we are subject to certain rules and regulations for federal, state and financial market exchange entities (including the Public Company Accounting Oversight Board, the SEC and New York Stock Exchange). We have implemented new policies and procedures and continue developing additional policies and procedures in response to recent corporate scandals and laws enacted by Congress. Without limiting the generality of the foregoing, we have made a significant effort to comply with the provisions of the Sarbanes-Oxley Act of 2002 (including, among other things the development of policies and procedures to satisfy the provisions thereof regarding internal control over financial reporting, disclosure controls and procedures and certification of financial statements appearing in periodic reports) and the formation of a compliance department to develop policies and monitor compliance with laws (including, among others, privacy laws, export control laws, rules and regulations of the Office of Foreign Asset Controls and the Foreign Corrupt Practices Act). Our effort to comply with these new regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue generating activities to compliance activities.

We are subject to the oversight of the SEC and other regulatory agencies and investigations by those agencies could divert management’s focus and could have a material adverse impact on our reputation and financial condition.
     As a result of this regulation and oversight, we may be subject to legal and administrative proceedings. We are currently the subject of an ongoing SEC and Department of Justice (“DOJ”) investigation related to our historical stock option grant practices. As a result of these investigations, several derivative lawsuits have been filed in connection with our stock option grant practices generally alleging claims related to breach of fiduciary duty and unjust enrichment by certain of our directors and senior executives. As the result of these investigations and shareholder actions, we have incurred and will continue to incur significant legal costs and a significant amount of time of our senior management has been focused on these matters that otherwise would have been directed toward the growth and development of our business. We have concluded our internal investigation of our stock option grant practices as discussed in our Annual Report on Form 10-K/A for the year ended June 30, 2006. The SEC and DOJ investigations are continuing and until these investigations of our stock option grant practices are complete, we are unable to predict the effect, if any, that these investigations and lawsuits will have on our business and financial condition, results of operations and cash flow. We cannot assure that the SEC and/or DOJ will not seek to impose fines or take other actions against us that could have a significant negative impact on our financial condition. In addition, publicity surrounding the SEC’s and DOJ’s investigations, the derivative causes of actions, or any enforcement action, even if ultimately resolved favorably for us, could have a material adverse impact on our cash flows, financial condition, results of operations or business.
Lawsuits related to the proposal from our Chairman and Cerberus Capital Management, L.P. to acquire our Company could deter takeover attempts.
On March 20, 2007, we received a proposal from Darwin Deason, our Chairman, and Cerberus Capital Management, L.P. (“Cerberus”) to acquire all of the outstanding shares of the Company for $59.25 per share in cash, other than certain shares and options held by Mr. Deason and members of our management team. On April 21, 2007, we received a letter from Mr. Deason and Cerberus revising the offer and, among other things, increasing the cash purchase price to $62 per share. The proposal has not been recommended or accepted by the Company or by the Special Committee formed to evaluate the proposal and strategic alternatives to the proposal.
Several lawsuits have been filed in connection with the proposal. In each of these lawsuits, the plaintiff claims to be a shareholder of the Company purporting to bring the action on behalf of all public shareholders of the Company. Each plaintiff alleges, among other things, that the proposal presented to the Company by Mr. Deason and Cerberus to acquire the Company is unfair to shareholders because the consideration offered in the proposal is alleged to be inadequate and to have resulted from an unfair process.
The Company does not believe the claims asserted in these lawsuits have merit, and the Company intends to vigorously defend each lawsuit. However, there can be no assurance of the outcome of these lawsuits. If final judgments are rendered that the proposal presented to the Company by Mr. Deason and Cerberus is unfair to shareholders, the consideration offered in the proposal is inadequate and/or has resulted from an unfair process, such judgments could delay, defer or prevent a change of control of our company and may have the effect of discouraging the proposal presented to the Company by Mr. Deason and Cerberus as well as other solicited or unsolicited takeover proposals.
Reductions of our credit rating may have an adverse impact on our business.
     The ratings on our current outstanding obligations currently established by the ratings agencies are below investment grade. There may be additional reductions in our ratings if we incur additional indebtedness, including amounts that may be drawn under our Credit Facility. Below investment grade ratings could negatively impact our ability to renew contracts with our existing customers, limit our ability to compete for new customers, result in increased premiums for surety bonds to support our customer contracts, and/or result in a requirement that we provide collateral to secure our surety bonds. Further, certain of our commercial outsourcing contracts provide that in the event our credit ratings are downgraded to specified levels, the customer may elect to terminate its contract with us and either pay a reduced termination fee or, in some limited instances, no termination fee. A credit rating downgrade could adversely affect these customer relationships.
A decline in revenues from or a loss of significant clients could reduce our profitability and cash flow.
     Our revenues, profitability, financial condition and cash flow could be materially adversely affected by the loss of significant clients and/or the reduction of volumes and services provided to our significant clients as a result of, among other things, their merger or acquisition, divestiture of assets or businesses, contract expiration, non-renewal or early termination (including termination for convenience) or business failure or deterioration. In addition, we incur fixed costs related to our information technology services and business process outsourcing clients. Therefore the loss of any one of our significant clients could leave us with a significantly higher level of fixed costs than is necessary to serve our remaining clients, thereby reducing our profitability and cash flow.
Our ability to recover capital investments in connection with our contracts is subject to risk.
     In order to attract and retain large outsourcing contracts we sometimes make significant capital investments to perform the agreement, such as purchases of information technology equipment and costs incurred to develop and implement software. The net book value of such assets recorded, including a portion of our intangible assets, could be impaired, and our earnings and cash flow could be materially adversely affected in the event of the early termination of all or a part of such a contract or the reduction in volumes and services thereunder for reasons such as, among other things, a client’s merger or acquisition, divestiture of assets or businesses, business failure or deterioration, or a client’s exercise of contract termination rights.
We have non-recurring revenue, which subjects us to a risk that our revenues from year to year may fluctuate.
     Revenue generated from our non-recurring services, including our consulting and unclaimed property escheatment services, may increase or decrease in relation to the revenue generated from our recurring services, such as business process outsourcing and information technology outsourcing. Our mix of non-recurring and recurring revenues is impacted by acquisitions as well as growth in our non-recurring lines of business. There is less predictability and certainty in the timing and amount of revenue generated by our non-recurring services and, accordingly, our revenues, results of operations and cash flow may be significantly impacted by the timing and amounts of revenues generated from our non-recurring services.
The markets in which we operate are highly competitive and we may not be able to compete effectively.
     We expect to encounter additional competition as we address new markets and new competitors enter our existing markets. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, results of operations, and cash flow may be materially and adversely affected. Some of our competitors have substantially greater resources, and they may be able to use their resources to adapt more quickly to new or emerging technologies, to devote greater resources to the promotion and sale of their products and services, or to obtain client contracts where sizable asset purchases, investments or financing support are required. In addition, we must frequently compete with a client’s own internal business process and information technology capabilities, which may constitute a fixed cost for the client. In the future, competition could continue to emerge from large computer hardware or software providers as they shift their business strategy to include services. Competition has also emerged from European and Indian offshore service providers seeking to expand into our markets and from large consulting companies seeking operational outsourcing opportunities.
We may not be able to make acquisitions that will complement our growth.
     Historically, we have made a significant number of acquisitions that have expanded the products and services we offer, provided a presence in a complementary business or expanded our geographic presence. We intend to continue our acquisition strategy. We cannot, however, make any assurances that we will be able to identify any potential acquisition candidates or consummate any additional acquisitions or that any future acquisitions will be successfully integrated or will be advantageous to us. Without additional acquisitions, we are unlikely to maintain historical total growth rates.
A failure to properly manage our operations and our growth could have a material adverse effect on our business.
     We have rapidly expanded our operations in recent years. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities. Some market opportunities require that we develop software to perform the services we become contractually obligated to perform, such as our Medicaid activities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must design, develop, implement and improve our operational systems, which includes the design, development and implementation of software, if necessary, and timely development and implementation of procedures and controls. If we fail to design, develop and implement these systems and to make improvements to these systems, we may not be able to service our clients’ needs, hire and retain new employees, pursue new business opportunities, complete future acquisitions or operate our businesses effectively. We could also trigger contractual credits to clients or a contractual default. Failure to properly transition new clients to our systems, properly budget transition costs or accurately estimate new contract operational costs could result in delays in our contract performance, trigger service level penalties, impairments of fixed or intangible assets or result in contracts whose profit margins did not meet our expectations or our historical profit margins. Failure to properly integrate acquired operations could result in increased cost. As a result of any of these problems associated with expansion, our business, financial condition, results of operations and cash flow could be materially and adversely affected.
Our Government contracts are subject to termination rights, audits and investigations, which, if exercised, could negatively impact our reputation and reduce our ability to compete for new contracts.
     Approximately 41% of our fiscal year 2006 revenues were derived from contracts with state and local governments and from federal government agencies, including our contract with the Department of Education. Governments and their agencies may terminate most of these contracts at any time, without cause. Also, our Department of Education contract is subject to the approval of appropriations being made by the United States Congress to fund the expenditures to be made by the Federal government under this contract. Additionally, government contracts are generally subject to audits and investigations by government agencies. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable or, if already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Any resulting penalties or sanctions could have a material adverse effect on our business, financial condition, results of operations and cash flow. Further, the negative publicity that arises from findings in such audits, investigations or the penalties or sanctions therefore could have an adverse effect on our reputation in the industry and reduce our ability to compete for new contracts and may also have a material adverse effect on our business, financial condition, results of operations and cash flow.

We may incur delays in signing and commencing new business as the result of protests of government contracts that we are awarded.
     After an award of a government contract, a competing bidder may protest the award. If we are awarded the contract and it is protested, it will be necessary to incur costs to defend the award of the contract. Costs to defend an award may be significant and could include hiring experts to defend the basis for the contract award. Some contract protests may take years to resolve. In some instances where we are awarded a contract, the contracting government entity may request that we sign a contract and commence services, even though the contract award has been protested. If the protest is upheld, then our contract would be terminated and the amounts due to us for services that have been performed to date would be subject to payment pursuant to the terms of the terminated contract. Such terms may not provide for full recovery of our incurred costs. In addition, if the government agency requests that we make changes to our contractual agreement during a protest period, but the government agency is unable or unwilling to modify the contract at the end of the protest period (whether or not we are successful in defending the protest), we may be unable to recover the full costs incurred in making such changes. In addition, we may suffer negative publicity as the result of any contract protest being upheld and our contract being terminated. Further, if there is a re-bid of the contract, we would incur additional costs associated with the re-bid process and be subject to a potential protest if we are awarded a subsequent contract.
The exercise of contract termination provisions and service level penalties may have an adverse impact on our business.
     Most of our contracts with our clients permit termination in the event our performance is not consistent with service levels specified in those contracts, or require us to provide credits to our clients for failure to meet service levels. In addition, if clients are not satisfied with our level of performance, our clients may seek damages as permitted under the contract and/or our reputation in the industry may suffer, which could materially and adversely affect our business, financial condition, results of operations, and cash flow.
Some of our contracts contain fixed pricing or benchmarking provisions that could adversely affect our operating results and cash flow.
     Some of our contracts contain provisions requiring that our services be priced based on a pre-established standard or benchmark regardless of the costs we incur in performing these services. Many of our contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Some of our contracts contain re-pricing provisions which can result in reductions of our fees for performing our services. In such situations, we are exposed to the risk that we may be unable to price our services to levels that will permit recovery of our costs, and may adversely affect our operating results and cash flow.
Claims associated with our actuarial consulting and benefit plan management services could negatively impact our business.
     In May 2005, we acquired the human resources consulting business of Mellon Financial Corporation, which includes actuarial consulting services related to commercial, governmental and Taft-Hartley pension plans. Providers of these types of consulting services have experienced frequent claims, some of which have resulted in litigation and significant settlements or judgments, particularly when investment markets have performed poorly and pension funding levels have been adversely impacted. In addition, our total benefits outsourcing business unit manages and administers benefit plans on behalf of its clients and is responsible for processing numerous plan transactions for current and former employees of those clients. We are subject to claims from the client and its current and former employees if transactions are not properly processed. If any claim is made against us in the future related to our actuarial consulting services or benefit plan management services, our business, financial condition, results of operations and cash flow could be materially adversely affected as a result of the time and cost required to defend such a claim, the cost of settling such a claim or paying any judgments resulting therefrom, or the damage to our reputation in the industry that could result from the negative publicity surrounding such a claim.
The loss of or change in our significant software vendor relationships could have a material adverse effect on our business.
     Our ability to service our clients depends to a large extent on our use of various software programs that we license from a small number of primary software vendors. If our significant software vendors were to terminate, refuse to renew our contracts with them or offer to renew our contracts with them on less advantageous terms than previously contracted, we might not be able to replace the related software programs and would be unable to serve our clients or we would recognize reduced margins from the contracts with our clients, either of which could have a material adverse effect on our business, revenues, financial position, profitability and cash flow.
We may be subject to claims of infringement of third-party intellectual property rights which could adversely affect our business.
     We rely heavily on the use of intellectual property. We do not own the majority of the software that we use to run our business; instead we license this software from a small number of primary vendors. If these vendors assert claims that we or our clients are infringing on their software or related intellectual property, we could incur substantial costs to defend these claims, which could have a material effect on our profitability and cash flow. In addition, if any of our vendors’ infringement claims are ultimately successful, our vendors could require us (1) to cease selling or using products or services that incorporate the challenged software or technology, (2) to obtain a license or additional licenses from our vendors, or (3) to redesign our products and services which rely on the challenged software or technology. If we are unsuccessful in the defense of an infringement claim and our vendors require us to initiate any of the above actions, then such actions could have a material adverse effect on our business, financial condition, results of operations and cash flow.
We are subject to United States and foreign jurisdiction laws relating to individually identifiable information, and failure to comply with those laws, whether or not inadvertent, could subject us to legal actions and negatively impact our operations.
     We process, transmit and store information relating to identifiable individuals, both in our role as a service provider and as an employer. As a result, we are subject to numerous United States (both Federal and state) and foreign jurisdiction laws and regulations designed to protect individually identifiable information, including social security numbers, financial and health information. For example, in 1996, Congress passed the Health Insurance Portability and Accountability Act and as required therein, the Department of Health and Human Services established regulations governing, among other things, the privacy, security and electronic transmission of individually identifiable health information. We have taken measures to comply with each of those regulations on or before the required dates. Another example is the European Union Directive on Data Protection, entitled “Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.” We have also taken steps to address the requirements of that Directive. Other United States (both Federal and state) and foreign jurisdiction laws apply to the processing of individually identifiable information as well, and additional legislation may be enacted at any time. Failure to comply with these types of laws may subject us to, among other things, liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations, any of which may have a material adverse effect on our profitability and cash flow.

We are subject to breaches of our security systems which may cause data privacy concerns.
     Security systems have been implemented with the intent of maintaining the physical security of our facilities and to protect confidential information and information related to identifiable individuals from unauthorized access through our information systems, but we are subject to breach of security systems at the facilities at which we maintain such confidential customer information and information relating to identifiable individuals. In addition, we often rely on third parties to transport and deliver tapes and disks containing such information to and from our facilities. If unauthorized users gain physical access to the facility or electronic access to our information systems or third parties (during transport) lose tapes or disks containing such information, such information may be subject to theft and misuse. Any theft or misuse of such information could result in, among other things, unfavorable publicity, difficulty in marketing our services, allegations by our clients that we have not performed our contractual obligations and possible financial obligations for damages related to the theft or misuse of such information, any of which may have a material adverse effect on our profitability and cash flow. We anticipate that breaches of security will occur from time to time, but the magnitude and impact on our business of any future breach cannot be ascertained.
Budget deficits and/or fluctuations in the number of requests for proposals issued by, state and local governments and their agencies may adversely impact our business.
     Approximately 41% of our fiscal year 2006 revenues were derived from contracts with Federal, state and local governments and their agencies. From time to time, state and local governments with which we have contracts may face budget deficits. Also, the number of requests for proposals issued by state and local government agencies are subject to fluctuation. A significant number of government contracts have provisions permitting termination by the contracting government agency for convenience. If state and local budgets were to be reduced, then services we provided could become non-essential and our contracts could be terminated and future contracting opportunities for government contracts would be limited. Such an event would reduce our revenue and profitability.
Our international operations are subject to a number of risks.
     Recently we have expanded our international operations and also continually contemplate the acquisition of companies formed and operating in foreign countries. We have approximately 16,000 employees in Mexico, India, Ghana, Jamaica, Guatemala, Canada, Spain, United Kingdom, Dominican Republic, France, Malaysia, and the Philippines, as well as a number of other countries, that primarily support our commercial business process and information technology services. Our international operations and acquisitions are subject to a number of risks. These risks include the possible impact on our operations of the laws of foreign countries where we may do business including, among others, data privacy, laws regarding licensing and labor council requirements. In addition, we may experience difficulty integrating the management and operations of businesses we acquire internationally, and we may have difficulty attracting, retaining and motivating highly skilled and qualified personnel to staff key managerial positions in our ongoing international operations. Further, our international operations are subject to a number of risks related to general economic and political conditions in foreign countries where we operate, including, among others, fluctuations in foreign currency exchange rates, cultural differences, political instability, employee work stoppages or strikes and additional expenses and risks inherent in conducting operations in geographically distant locations. Our international operations may also be impacted by trade restrictions, such as tariffs and duties or other trade controls imposed by the United States or other jurisdictions, as well as other factors that may adversely affect our business, financial condition and operating results. Because of these foreign operations we are subject to regulations, such as those administered by the Department of Treasury’s Office of Foreign Assets Controls (“OFAC”) and export control regulations administered by the Department of Commerce. Violation of these regulations could result in fines, criminal sanctions against our officers, and prohibitions against exporting, as well as damage to our reputation, which could adversely affect our business, financial condition and operating results.
Armed hostilities and terrorist attacks may negatively impact the countries in which we operate.
     Our operations and customers are located throughout the globe, including some politically unstable jurisdictions. Terrorist attacks and further acts of violence or war may cause major instability in the U.S. and other financial markets in which we operate. In addition, armed hostilities and acts of terrorism may directly impact our physical facilities and operations, which are located in North America, Central America, South America, Europe, Africa, Australia, Asia and the Middle East, or those of our clients. These developments subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.
A failure to attract and retain necessary technical personnel, skilled management and qualified subcontractors may have an adverse impact on our business.
     Because we operate in intensely competitive markets, our success depends to a significant extent upon our ability to attract, retain and motivate highly skilled and qualified personnel and to subcontract with qualified, competent subcontractors. If we fail to attract, train, and retain, sufficient numbers of qualified engineers, technical staff and sales and marketing representatives or are unable to contract with qualified, competent subcontractors, our business, financial condition, and results of operations will be materially and adversely affected. Experienced and capable personnel in the technology industry remain in high demand, and there is continual competition for their talents. Additionally, we may be required to increase our hiring in geographic areas outside of the United States, which could subject us to increased geopolitical and exchange rate risk. Our success also depends on the skills, experience, and performance of key members of our management team. The loss of any key employee or the loss of a key subcontract relationship could have an adverse effect on our business, financial condition, cash flow, results of operations and prospects.
Risks associated with loans that we service may reduce our profitability and cash flow.
     We service (for various lenders and under various service agreements) a portfolio of approximately 2.2 million loans with an outstanding principal balance of approximately $32 billion, as of March 31, 2007, made under the Federal Family Education Loan Program, which loans are guaranteed by a Federal government agency. If a loan is in default, then a claim is made upon the guarantor. If the guarantor denies the claim because of a servicing error, then under certain of the servicing agreements we may be required to purchase the loan from the lender. Upon purchase of the loan, we attempt to cure the servicing errors and either sell the loan back to the guarantor (which must occur within a specified period of time) or sell the loan on the open market to a third party. We are subject to the risk that we may be unable to cure the servicing errors or sell the loan on the open market. Our reserves, which are based on historical information, may be inadequate if our servicing performance results in the requirement that we repurchase a substantial number of loans, which repurchase could have a material adverse impact on our cash flow and profitability.
A disruption in utility or network services may have a negative impact on our business.
     Our services are dependent on other companies providing electricity and other utilities to our operating facilities, as well as network companies providing connectivity to our facilities and clients. Since key portions of our business include information technology services and systems integration, we rely on network connectivity at all times. Many of our facilities are located in jurisdictions outside of the United States where the provision of utility services, including electricity and water, may not be consistently reliable. While there are backup systems in many of our operating facilities, an extended outage of utility or network services may have a material adverse effect on our operations, revenues, cash flow and profitability.

Our indemnification obligations may have a material adverse effect on our business.
     Many of our contracts, including our agreements with respect to divestitures, include various indemnification obligations. If we are required to satisfy an indemnification obligation, we may have to spend time and cost to defend and settle claims for our indemnities, which may have a material adverse effect on our business, profitability and cash flow.
Darwin Deason has substantial control over our company and can affect virtually all decisions made by our stockholders.
     Darwin Deason beneficially owns 6,599,372 shares of Class B common stock and 2,619,439 shares of the Class A common stock as of April 13, 2007. Mr. Deason controls approximately 41.59% of our total voting power (based on total shares of common stock outstanding as of April 13, 2007). As a result, Mr. Deason has the requisite voting power to significantly affect virtually all of our decisions, including the power to block corporate actions such as an amendment to most provisions of our certificate of incorporation. In addition, Mr. Deason may significantly influence the election of directors and any other action requiring stockholder approval. Mr. Deason has an employment agreement, with a term that currently ends on May 18, 2011, provided that such term shall automatically be extended for an additional year on May 18 of each year, unless thirty days prior to May 18 of any year, Mr. Deason gives notice to us that he does not wish to extend the term or our Board of Directors (upon a unanimous vote of the directors, except for Mr. Deason) gives notice to Mr. Deason that it does not wish to extend the term. The Company requested and Mr. Deason agreed that the notice date under the Employment Agreement in 2007 shall be July 17, 2007. Recommendations of our Nominating/Corporate Governance Committee of the Board of Directors regarding director nominees are subject to the approval of Mr. Deason pursuant to his employment agreement with us.
Certain provisions of our certificate of incorporation, bylaws and Delaware law could deter takeover attempts that stockholders may think are in their best interests.
Some provisions in our certificate of incorporation and bylaws could delay, defer, prevent or make more difficult a merger, tender offer, or proxy contest involving our capital stock. Our stockholders might view transactions such as these as being in their best interests because, for example, a change of control might result in a price higher than the market price for shares of the Class A common stock. Among other things, these provisions:
•	require an 80% vote of the stockholders to amend some provisions of our certificate of incorporation;

•	require an 80% vote of the stockholders to amend some provisions of our bylaws;

•	permit only our Chairman, President or a majority of the Board of Directors to call stockholder meetings;

•	authorize our Board of Directors to issue up to 3,000,000 shares of preferred stock in series with the terms of each series to be fixed by our Board of Directors;

•	authorize our Board of Directors to issue Class B Common Stock, which shares are entitled to ten votes per share;

•	permit directors to be removed, with or without cause, only by a vote of at least 80% of the combined voting power; and

•	specify advance notice requirements for stockholder proposals and director nominations to be considered at a meeting of stockholders.

In addition, with some exceptions, Section 203 of the Delaware General Corporation Law restricts mergers and other business combinations between us and any holder of 15% or more of our voting stock.
We also have a stockholder rights plan. Under this plan, after the occurrence of specified events, our stockholders will be able to buy stock from us or our successor at reduced prices. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors. Accordingly, this plan could delay, defer or prevent a change of control of our company.
Further, we have entered into severance agreements with certain of our executive officers, which may have the effect of discouraging an unsolicited takeover proposal.
The proposal from our Chairman and Cerberus Capital Management, L.P. to acquire our Company could have a negative impact on the market price of our Class A common stock.
As discussed in the risk factor titled “Lawsuits related to the proposal from our Chairman and Cerberus Capital Management, L.P. to acquire our Company could deter takeover attempts”, the Company has received a proposal from Darwin Deason, our Chairman, and Cerberus to acquire all of the outstanding shares of the Company. The Company may receive other proposals to acquire all of the outstanding shares of the Company. The ultimate determination of whether to accept or reject any such proposal and/or whether a transaction is consummated as a result of such proposals, could have a negative effect on prevailing market price of our Class A common stock.
A substantial number of our class A shares are available for issue and issuance of our Class A common stock could cause the market price of the Class A common stock to decline.
There are a substantial number of shares of our Class A common stock that may be issued and subsequently sold under various employee benefit plans upon exercise of employee stock options, and upon conversion of our Class B common stock. In addition we have 500,000,000 authorized shares of Class A common stock. The sale or issuance of additional shares of our Class A common stock could adversely affect the prevailing market price of the Class A common stock.
The price of our Class A common stock may fluctuate significantly, which may result in losses for investors.
The market price for the Common Stock has been and may continue to be volatile. For example, during the 52-week period ended May 31, 2007, the closing prices of the Class A common stock as reported on the New York Stock Exchange ranged from a high of $61.67 per share to a low of $46.50 per share. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include and are not necessarily limited to:
•	actual or anticipated variations in operating results from that anticipated by the investment community;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements relating to strategic relationships or acquisitions;

•	changes in financial estimates or other statements by securities analysts or research firms;

•	changes in general economic conditions;

•	conditions or trends affecting the outsourcing industry; and

•	changes in the economic performance and/or market valuations of other information technology companies.
Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.
In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to changes in the operating performance of these companies. Any negative change in the public’s perception of information technology companies could depress our stock price regardless of our operating results.
Other Risks
     We have attempted to identify material risk factors currently affecting our business and company. However, additional risks that we do not yet know of, or that we currently think are immaterial, may occur or become material. These risks could impair our business operations or adversely affect revenues, cash flow or profitability.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of shares which may be sold pursuant to this Resale Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”
SELLING STOCKHOLDERS
     The selling stockholders will be our current or future officers and non-employee directors who acquire shares of our Class A common stock pursuant to the Plan and are considered our “affiliates” as that term is defined in the federal securities laws. The selling stockholders may from time to time resell all, a portion, or none of the shares of our Class A common stock covered by this Resale Prospectus. As of the date of this Registration Statement, our Board of Directors has not granted any awards under the Plan. As a result, we cannot provide the names of the selling stockholders nor the numbers of shares for each selling stockholder. The number of shares to be issued under the Plan in the future, the identity of the recipients of such shares and the determination of whether any such recipient is an affiliate of ours are subject to a number of factors that are not yet determinable.
PLAN OF DISTRIBUTION
     The Shares may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following, without limitation:
     (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Resale Prospectus, as supplemented;

     (c) an exchange distribution in accordance with the rules of such exchange; and
     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers.
     The selling stockholder and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     In addition, any securities covered by this Resale Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Resale Prospectus, as supplemented. From time to time, the selling stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the Shares in connection therewith. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under SEC Rule 10b5-1.
     There is no assurance that the selling stockholder will sell all or any portion of the Shares covered by this Resale Prospectus.
     All expenses of registration of the Class A common stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this Resale Prospectus, we may incur additional expenses.
LEGAL MATTERS
     The validity of the Class A common stock issuable under the Plan has been passed upon for us by Jackson Walker L.L.P.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended June 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the SEC are incorporated by reference:
(1)	Annual Report on Form 10-K/A for the year ended June 30, 2006, filed on February 1, 2007;

(2)	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, filed on January 23, 2007; December 31, 2006, filed on February 14, 2007; and March 31, 2007, filed on May 10, 2007;

(3)	Current Reports on Form 8-K, filed on July 7, 2006, July 10, 2006, July 19, 2006, August 7, 2006, August 9, 2006, August 15, 2006, August 17, 2006, September 7, 2006, September 14, 2006, September 20, 2006, September 27, 2006, September 28, 2006, October 4, 2006, October 12, 2006, October 31, 2006, November 1, 2006, November 14, 2006, November 27, 2006, December 13, 2006, December 19, 2006, December 22, 2006, December 29, 2006, January 5, 2007, January 24, 2007, January 26, 2007, February 13, 2007, February 16, 2007, March 8, 2007, March 20, 2007, March 22, 2007, March 26, 2007, April 23, 2007, May 1, 2007, May 2, 2007, May 4, 2007, June 1, 2007, June 4, 2007 and June 11, 2007;*

(4)	The updated description of our Class A common stock, contained in our Registration Statement on Form 8-A12B/A, filed September 26, 1994, including any amendment or report filed for the purpose of updating such description; and

(5)	The updated description of securities contained in our Registration Statement on Form 8-A12G, filed on August 21, 1997, including any amendment or report filed for the purpose of updating such description.

*	All documents filed by Affiliated Computer Services, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
     Article 9 of our Second Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of directors and officers to the full extent permitted under Delaware law.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.
     Our bylaws provide for indemnification to the fullest extent permitted by the DGCL of our directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director, officer or employee of our company. Our Second Amended and Restated Certificate of Incorporation, as amended, also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.
     We may advance expenses for the defense of any action for which indemnification may be available under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.
     We have directors’ and officers’ liability insurance for the benefit of our directors and officers. We have also entered into indemnification agreements with each of our directors and executive officers, consistent with the Delaware General Corporation Law, our Second Amended and Restated Certificate of Incorporation, as amended, and our bylaws.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
     The following documents are filed as exhibits to the Registration Statement:

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Registration Statement on Form S-3, filed March 30, 2001, File No. 333-58038 and incorporated herein by reference).

4.2	Certificate Of Correction to Certificate of Amendment of the Company, dated August 30, 2001 (filed as Exhibit 3.2 to our Annual Report on Form 10-K, filed September 17, 2003 and incorporated herein by reference).

4.3*	Certificate of Elimination of the Series A Cumulative Redeemable Preferred Stock of the Company dated August 20, 2001.

4.4	Bylaws of the Company, as amended and in effect on September 11, 2003 (filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q, filed February 17, 2004 and incorporated herein by reference).

5.1*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jackson Walker L.L.P. (included in opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of the Registration Statement).

99.1	Affiliated Computer Services, Inc. 2007 Equity Incentive Plan (filed as Appendix C to our Definitive Proxy Statement on Schedule 14A, filed April 30, 2007 and incorporated herein by reference).

*	Filed herewith
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference to the Registration Statement.
(2)	that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on June 13, 2007.

AFFILIATED COMPUTER SERVICES, INC.
By:	/s/ William L. Deckelman, Jr.
William L. Deckelman, Jr.
Executive Vice President, Secretary and General Counsel

POWER OF ATTORNEY
     Each person whose signature appears below authorizes William L. Deckelman, Jr., to execute in the name of each such person who is then an officer or director of the Registrant, and to file any amendments (including post-effective amendments) to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the SEC, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Darwin Deason Darwin Deason	Chairman of the Board and Director	June 13, 2007

/s/ Lynn R. Blodgett Lynn R. Blodgett	President, Chief Executive Officer and Director	June 13, 2007

/s/ John H. Rexford John H. Rexford	Executive Vice President, Chief Financial Officer and Director	June 13, 2007

/s/ Laura Rossi Laura Rossi	Senior Vice President, Corporate Controller and Interim Chief Accounting Officer	June 13, 2007

/s/ William L. Deckelman, Jr. William L. Deckelman, Jr.	Executive Vice President, Secretary and General Counsel	June 13, 2007

Name	Title	Date

/s/ Frank A. Rossi Frank A. Rossi	Director	June 13, 2007

/s/ Joseph P. O’Neill Joseph P. O’Neill	Director	June 13, 2007

J. Livingston Kosberg	Director

/s/ Dennis McCuistion Dennis McCuistion	Director	June 13, 2007

/s/ Robert B. Holland, III Robert B. Holland, III	Director	June 13, 2007

EXHIBITS
INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Registration Statement on Form S-3, filed March 30, 2001, File No. 333-58038 and incorporated herein by reference).

4.2	Certificate Of Correction to Certificate of Amendment of the Company, dated August 30, 2001 (filed as Exhibit 3.2 to our Annual Report on Form 10-K, filed September 17, 2003 and incorporated herein by reference).

4.3*	Certificate of Elimination of the Series A Cumulative Redeemable Preferred Stock of the Company dated August 20, 2001.

4.4	Bylaws of the Company, as amended and in effect on September 11, 2003 (filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q, filed February 17, 2004 and incorporated herein by reference).

5.1*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jackson Walker L.L.P. (included in opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of the Registration Statement).

99.1	Affiliated Computer Services, Inc. 2007 Equity Incentive Plan (filed as Appendix C to our Definitive Proxy Statement on Schedule 14A, filed April 30, 2007 and incorporated herein by reference).

*	Filed herewith